ARMOUR RESIDENTIAL REIT, Inc. Company Update April 15, 2015

PLEASE READ: Important Regulatory and Yield Estimate Risk Disclosures 2 Certain statements made in this presentation regarding ARMOUR Residential REIT, Inc. (“ARMOUR” or the “Company”), and any other statements regarding ARMOUR’s future expectations, beliefs, goals or prospects constitute forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. Forward-looking statements include but are not limited to statements regarding the projections for ARMOUR’s business and plans for future growth and operational improvements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements. ARMOUR assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This material is for information purposes only and does not constitute an offer to sell, a solicitation of an offer to buy, or a recommendation for any securities, financial instruments, or common or privately issued stock. The statements, information and estimates contained herein are based on information that the presenter believes to be reliable as of today's date, but cannot be represented that such statements, information or estimates are complete or accurate. Actual realized yields, durations and net durations described herein will depend on a number of factors that cannot be predicted with certainty. Estimated yields do not reflect any of the costs of operation of ARMOUR. THE INFORMATION PRESENTED HEREIN IS UNAUDITED AND UNREVIEWED.

Monthly Commentary 3 In our March 24th Monthly Company Update we addressed our outlook for Core earnings and our hedging strategy. We estimated that we were not quite earning $0.03 a month during Q1, as we maintained our relatively large and expensive swap position. We believe our early estimates will hold true for Q1 and that Core earnings will likely come in a bit under $0.09 a share. The changes we have made will likely put our estimate of Core earnings much closer to $0.04 a share in April and May. Future month’s earnings will be influenced by changes in amortization expense and funding rates, especially in the case of a change in the Fed-Funds rate. Portfolio changes since the March 24th report consist of: • Sales of $86.7 million of fifteen year 3% pass-throughs, $595.5 million of fifteen year 3.5% pass-throughs and $605.6 million of thirty year 3.5% pass-throughs. • Purchases of $606.8 million of specified thirty year 3.5% pass-throughs and $14.8 million of 75 months to reset hybrid pass-throughs. • Forward purchases (for dollar roll purposes for May and June settle) of $1.42 billion thirty year 3.5% pass-throughs. The dollar roll is trading “special” (implied financing rates are better than current REPO costs) and should provide greater implied income than owning similar thirty year pass-throughs outright and financing them in the REPO market. • Our asset duration decreased to 3.90 from last month’s 3.96. We also noted in the March 24th report that we modified $3.78 billion of swaps with an average of 89 months to maturity by converting them to forward starting four year, six year and ten year swaps totaling $3.48 billion. We expect these transactions will enhance the Company’s earnings power for the next year while maintaining a similar hedge duration. These modifications have also more closely aligned our hedges with the expected duration across the curve of our mortgage portfolio, resulting in somewhat less long-end and greater intermediate term hedge concentration. These changes have allowed us to improve the expected efficacy of the hedge book as well as reduce costs.

Monthly Commentary 4 Today, 88.0% of the Company’s REPO balance is covered by swaps and 74.2% of the Company’s assets are covered by swaps. However, not all of the swaps pay immediately - forward starting swaps represent 28.9% of the Company’s entire swap position. The forward starting swaps begin to pay in January 2016 ($625 million) with the bulk of them beginning in March 2016 ($2.1 billion). During the remainder of 2015, $625 million of the Company’s swaps mature. These changes have resulted in a current balance sheet duration of 0.11, a rates DV01 (dollar value of a basis point move in the entire curve assuming constant OAS, or option adjusted spread) of $182,000 and a mortgage spread (OAS) DV01 of $8.02 million. The rates DV01 does not remain constant as rates go up. We estimate that an immediate 50 basis point move across the curve would make the DV01 change to $1.28 million. Changes in DV01 for larger moves across the curve would likely not be linear. Since our last monthly company update published on March 24th (which used asset prices and rate levels as of March 20th), spreads on fifteen year pass-throughs that the company owns have tightened by 5bps in OAS while twenty year pass-throughs have tightened by 1bp in OAS. Spreads on 30yr pass-throughs that the company owns have tightened by 4bps in OAS while spreads on the DUS bonds have remained relatively stable. Treasuries yields are mixed since March 24th, with the two year down in yield 5.7 basis points to yield 0.502%, the five year down in yield 3.8 basis points to yield 1.323% and the ten year note up in yield 2.2 basis points to yield 1.896%. The “ARR” April 15th closing price of $3.18 is approximately 22.6% below our current book value estimates of $4.09 to $4.13 a share. If the Company produces Core earnings of $0.04 a month, that would represent an 11.7% ROE on estimated current book value and a 15.1% return on the current stock price. Since the Company’s February earnings call, the Company has repurchased 875,000 shares of common stock in the open market. We have Board authority to continue share repurchases and will selectively continue to do so. Insiders, which include the Company Board members and senior management, own a combined 3,212,277 in ARR shares valued at $10.22 million based on Wednesday’s (4/15/2015) closing stock price of $3.18.

ARMOUR Capitalization, Dividend Policy, Transparency and Manager • Portfolio and liability details are updated monthly at www.armourreit.com. • Premium amortization is expensed monthly as it occurs. No yield smoothing.(1) • Hedge positions are marked-to-market daily (GAAP/Tax differences). • Non-Executive Board Chairman and separate Lead Independent Director. Transparency and Governance 5 ARMOUR REIT Manager and Fee Structure • ARMOUR REIT is externally managed by ARMOUR Capital Management LP. • Accretive fee structure: effective fee percentage declines as equity increases. Common Stock Dividend Policy and Taxable REIT Income Market Capitalization • 352,375,305 shares of common stock outstanding (NYSE: “ARR”). • 2,180,572 shares of Series A Preferred Stock outstanding (NYSE: “ARR PrA”). • 5,650,000 shares of Series B Preferred Stock outstanding (NYSE: “ARR PrB”). • Market capitalization of $1.1 billion of common and $188.9 million of preferred. • ARMOUR pays common stock dividends monthly. • Dividends are announced based on estimates of future taxable REIT income. Information as of 4/14/2015. (1) Due to the prepayment lockout feature of our Agency multifamily securities, premium is amortized using a level yield methodology.

ARMOUR Balance Sheet Targets ARMOUR invests in Agency mortgage securities. Net balance sheet weighted average duration target of 1.5 or less. • 3.90 gross asset duration. • -3.78 hedge duration. • 0.11 net balance sheet duration. Hedge a minimum of 40% of assets and funding rate risk. • $12.0 billion in hedges (swaps and futures). • 74.2% of assets hedged (52.8% with current paying swaps). • 88.0% of repurchase agreements hedged (62.5% with current paying swaps). Hold 40% of unlevered equity in cash between prepayment periods. • $903.1 million in total liquidity. • $388.2 million in true cash. • $292.9 million in unlevered securities. • $222.0 million in short term Agency P&I. Long term debt to equity target of 8x - 9x. • $13.7 billion in net REPO borrowings. • 7.8x (8.6x including TBAs) Q4 2014 shareholders’ equity. 6 Assets Duration Hedging Liquidity Leverage Information as of 4/14/2015.

ARMOUR Portfolio Strategy and Investment Methodology

Management has a focused and disciplined approach to evaluating assets for inclusion in the ARMOUR portfolio. ARMOUR employs a strong bias toward a 'buy and hold' strategy rather than a 'trading' strategy. ARMOUR will strategically sell assets when it believes market conditions warrant.

- **Diversify Broadly**
  - Diversification limits idiosyncratic pool risk.
  - Over 1300 cusips.

- **Highly Liquid Assets**
  - Purchase those Agency securities that are highly liquid (easily traded and priced).
  - ARMOUR purchases "pass-through" securities.
  - No collateralized mortgage obligations ("CMOs").

- **Diversified Sources**
  - Source assets through a mix of direct purchases from:
    - Originators.
    - Dealer inventories.
    - Institutional investors.

- **Loan Analysis – Inelasticity vs. Elasticity**
  - Credit work on non-credit assets.
  - Original and current loan balance.
  - Year of origination.
  - Originating company, third-party originators.
  - Loan seasoning.
  - Principal amortization schedule.
  - Original loan-to-value ratio.
  - Geography.
  - 81% of our 15yr MBS are between 85K – 175K loan balances.

- **Pool Analysis**
  - Prepayment history.
  - Prepayment expectations.
  - Premium over par.
  - "Hedgability."
  - Liquidity.

ARMOUR RESIDENTIAL REIT

Information as of 4/14/2015.

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ARMOUR Portfolio and Derivatives Overview

Agency Asset Class	% of Total ARR Portfolio	Current Value (millions)	Weighted Average Purchase Price	Weighted Average Current Market Price	Weighted Average Net/Gross Coupon	Estimated Effective Duration Using Current Values
ARMs & Hybrids	0.85%	$ 137.9	104.5%	105.4%	2.86/3.37	1.13
Agency Multifamily Ballooning in 120 Months or Less	12.64%	$ 2,049.6	103.0%	105.8%	3.14/4.21	7.73
Fixed Rates Maturing in 120 Months or Less	0.17%	$ 28.2	104.6%	107.4%	4.22/4.63	2.51
Fixed Rates Maturing Between 121 and 180 Months	36.39%	$ 5,902.3	104.5%	106.5%	3.31/3.80	3.39
Fixed Rates Maturing Between 181 and 240 Months	30.88%	$ 5,009.9	106.1%	106.5%	3.66/4.17	2.93
Fixed Rates Maturing Between 241 and 360 Months	10.35%	$ 1,678.3	105.6%	106.2%	3.72/4.30	3.70
FNCL 3.5 TBAs	8.73%	$ 1,415.5	104.8%	104.8%	3.50/4.20	2.96
Total or Weighted Average	100.00%	$ 16,221.6	104.96%	106.2%	3.48/4.06	3.77

	Duration Contribution to Balance Sheet
Agency Assets	3.90
Interest Rate Swaps & Eurodollar Futures	-3.78
Net Balance Sheet Duration	0.11

	Amount (millions)	Total Hedge % (Current Paying)	Total Hedge % (All Hedges)
Assets	$ 16,221.6	52.8%	74.2%
Net Repo Balance	$ 13,679.2	62.6%	88.0%

Duration estimates are derived from third-party software. Actual realized yields, durations and net durations described herein will depend on a number of factors that cannot be predicted with certainty. If rates decline, the value of our derivatives will typically decline. Inversely, if rates increase, the value of our derivatives will typically increase.

Information as of 4/14/2015. Portfolio value is based on independent third-party pricing. Portfolio information includes all forward settling trades. Some totals may not foot due to rounding.

ARMOUR RESIDENTIAL REIT

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ARMOUR Hedge Detail 9 Information as of 4/14/2015. Some totals may not foot due to rounding. Derivative Type Remaining Term Weighted Average Remaining Term (Months) Notional Amount (millions) Weighted Average Rate Interest Rate Swap 0-12 Months 9 2,625.0$ 1.10 Interest Rate Swap 13-24 Months 15 900.0$ 1.42 Interest Rate Swap 25-36 Months 31 650.0$ 0.80 Interest Rate Swap 37-48 Months 0 -$ 0.00 Interest Rate Swap 49-60 Months 56 2,350.0$ 1.56 Interest Rate Swap 61-72 Months 0 -$ 0.00 Interest Rate Swap 73-84 Months 82 500.0$ 2.03 Interest Rate Swap 85-96 Months 92 1,900.0$ 2.10 Interest Rate Swap 97-108 Months 0 -$ 0.00 Interest Rate Swap 109-120 Months 117 1,000.0$ 2.66 Interest Rate Swap 121-132 Months 131 2,100.0$ 2.27 Interest Rate Swap 132-144 Months 0 -$ 0.00 Eurodollar Futures 0-5 Months 5 10.0$ 2.11 Total or Weighted Average 66 $ 12,035.0 1.73 Notional Amount (millions) : 3,475.0$ Weighted Average Starting Term (Months) : 11 Weighted Average Remaining Term (Months) : 109 Weighted Average Rate : 2.13 The table above includes forward starting swaps with the following characterisitcs:

ARMOUR Portfolio Constant Prepayment Rates (“CPR”) 10 ARMOUR expenses premium amortization monthly as it occurs. Constant Prepayment Rate (“CPR”) is the annualized equivalent of single monthly mortality (“SMM”). CPR attempts to predict the percentage of principal that will prepay over the next twelve months based on historical principal pay downs. CPR is reported on the 4th business day of the month for the previous month's prepayment activity.

ARMOUR REPO Composition

	REPO Counter-Party[(1)]		Principal Borrowed (millions)	Percentage of REPO Positions with ARMOUR	Weighted Average Original Term in Days	Weighted Average Remaining Term in Days	Longest Remaining Term in Days
1	BNP Paribas Securities Corp.	$	1,097.1	7.9%	145	115	198
2	Merrill Lynch, Pierce, Fenner & Smith Inc.	$	1,043.3	7.5%	88	43	63
3	J.P. Morgan Securities LLC	$	951.8	6.9%	117	39	90
4	Mitsubishi UFJ Securities (USA), Inc.	$	930.8	6.7%	86	25	58
5	Wells Fargo Bank, N.A.	$	925.7	6.7%	31	19	29
6	Morgan Stanley & Co. LLC	$	844.5	6.1%	69	28	34
7	Citibank, N.A.	$	700.0	5.1%	364	271	335
8	The Bank of Nova Scotia	$	669.4	4.8%	75	35	66
9	ICBC Financial Services LLC	$	619.9	4.5%	89	33	57
10	Barclays Capital Inc.	$	508.6	3.7%	91	53	59
11	The Bank of New York Mellon	$	500.0	3.6%	328	131	169
12	ABN AMRO Bank N.V.	$	481.6	3.5%	87	30	59
13	Daiwa Securities America Inc.	$	460.0	3.3%	90	67	87
14	ING Financial Markets LLC	$	441.5	3.2%	79	52	83
15	CRT Capital Group LLC	$	407.2	2.9%	63	42	42
16	E D & F Man Capital Markets Inc.	$	370.8	2.7%	89	60	71
17	Royal Bank of Canada	$	342.7	2.5%	90	34	56
18	Nomura Securities International, Inc.	$	326.7	2.4%	72	53	59
19	KGS-Alpha Capital Markets, L.P.	$	323.5	2.3%	49	26	63
20	UBS Securities LLC	$	313.2	2.3%	86	57	63
21	Mizuho Securities USA Inc.	$	284.6	2.1%	92	64	64
22	South Street Securities LLC	$	257.2	1.9%	31	9	9
23	TD Bank, N.A.	$	252.8	1.8%	90	65	90
24	Citigroup Global Markets Inc.	$	203.8	1.5%	90	53	72
25	Pierpont Securities LLC	$	192.2	1.4%	89	47	63
26	Guggenheim Securities, LLC	$	140.1	1.0%	71	62	62
27	Credit Suisse Securities (USA) LLC	$	110.9	0.8%	92	65	66
28	Natixis Financial Products LLC	$	79.3	0.6%	88	24	24
29	Goldman, Sachs & Co.	$	45.6	0.3%	87	38	38
30	Deutsche Bank Securities Inc.	$	35.6	0.3%	91	87	87
	Total or Weighted Average	**$**	**13,860.2**	**100.0%**	**108**	**61**	

Weighted Average Repo Rate	0.38%
Weighted Average Haircut	4.79%

April Paydowns	(181.0)
Net REPO after Paydowns	15,094.7
Debt to Q4 2014 Shareholders' Equity Ratio	8.6

(1) ARMOUR has signed MRAs with 41 counterparties.

Information as of 4/14/2015.
Some totals may not foot due to rounding.

ARMOUR RESIDENTIAL REIT

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12 www.armourreit.com ARMOUR Residential REIT, Inc. 3001 Ocean Drive Suite 201 Vero Beach, FL 32963 772-617-4340